UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 11, 2014

Swift Transportation Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35007	20-5589597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 South 75th Avenue, Phoenix, Arizona	85043
(Address of Principal Executive Offices)	(Zip Code)

(602) 269-9700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2014, the Board of Directors of Swift Transportation Company (the “Company”) appointed José Cárdenas as a director effective immediately, to serve until the next annual meeting of stockholders which is expected to be held in May 2015. Mr. Cárdenas will be subject to annual election thereafter. Mr. Cárdenas was also appointed to the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee of the Company.

Mr. Cárdenas, age 61, has been Senior Vice President and General Counsel for Arizona State University (“ASU” or the ‘University”) since January 2009. In addition to serving as chief legal officer of ASU, Mr. Cárdenas also serves as a University representative on and to the boards of directors of ASU affiliated and related entities such as the ASU Foundation. From 1982 through 2008, Mr. Cárdenas was a partner in the Phoenix based law firm of Lewis and Roca where he was the firm’s Managing Partner (CEO) from 1999 to 2003 and then the firm’s Chairman from 2003 through 2008.

Mr. Cárdenas received his undergraduate degree from the University of Nevada, Las Vegas in 1974 and a law degree from Stanford University Law School in 1977. Mr. Cárdenas is also member of the board of directors of Meridian Bank N.A. His many community activities include his service as a trustee of the Virginia G. Piper Charitable Trust. He is a past chairman of the boards of Greater Phoenix Leadership, Valley of the Sun United Way, the Translational Genomics Research Institute, and O’Connor House.

There is no agreement or understandings between Mr. Cárdenas and any other person pursuant to which he was appointed as a director of the Company. Additionally, there is no transaction between Mr. Cárdenas and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Also, on July 11, 2014, the Board of Directors of the Company appointed William Riley as a director effective immediately, to serve until the next annual meeting of stockholders which is expected to be held in May 2015. Mr. Riley will be subject to annual election thereafter.

Mr. Riley, age 68, is the current Chief Executive Officer and majority shareholder of Thermo King West, Inc., a distributor of Thermo King Corporation transport refrigeration products. Mr. Riley is also President and majority shareholder of Utility Crane and Equipment, Inc., a distributor of vehicle mounted aerial lift devices and Trucks West of Phoenix, a distributor of Autocar trucks. Mr. Riley previously served in various positions at Swift Transportation from 1986 until 2005, serving as Vice President until 1990 when he was promoted to Executive Vice President and Chief Financial Officer and then serving as Senior Executive Vice President from 2000 until he retired from Swift Transportation in January 2005. Prior to working at Swift Transportation, Mr. Riley was employed by Armour Food Company in various transportation and distribution positions, including manager of Business Planning.

Mr. Riley received a BS in Business Management from the Arizona State University. Mr. Riley also serves on the advisory boards of both Daylight Transport, a nonasset based expedited LTL company and UMB Bank of Arizona.

There is no agreement or understandings between Mr. Riley and any other person pursuant to which he was appointed as a director of the Company.

Thermo King West Inc., the company in which Mr. Riley is the Chief Executive Officer and majority shareholder, sells transportation related refrigeration products to the Company. For the year ended December 31, 2013, the Company purchased $0.3 million in refrigeration products from Thermo King West, Inc. For the period of January 1, 2014 through June 30, 2014, the Company purchased $2.3 million in refrigeration products from Thermo King West, Inc. and the Company currently has an outstanding payable to Thermo King West Inc. in the amount of $51 thousand.

In connection with his appointment to the Board of Directors of the Company on July 11, 2014, Messrs. Cárdenas and Riley will receive pro- rated cash and equity compensation consistent with cash and equity compensation received by other non-employee members of the Board of Directors of the Company as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 4, 2014. Any stock awarded to Messrs. Cárdenas and Riley will be issued pursuant to the Company’s 2014 Omnibus Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2014

SWIFT TRANSPORTATION COMPANY

By:	/s/ James Fry
James Fry
Executive Vice, General Counsel & Secretary

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